Exhibit 99.1

Contact: Mark J. Grescovich, President & CEO Lloyd W. Baker, CFO (509) 527-3636
NEWS RELEASE

Banner Corporation to Acquire Siuslaw Financial Group, Inc.

WALLA WALLA, WASHINGTON and FLORENCE, OREGON –  August 7, 2014 –  Banner Corporation (“Banner”) (NASDAQ: BANR), the holding company for Banner Bank and Islanders Bank, and Siuslaw Financial Group, Inc. (“Siuslaw”) (OTCQB: SFGP), the holding company for Siuslaw Bank, an Oregon state chartered commercial bank, today announced the signing of an agreement pursuant to which Banner will acquire Siuslaw and merge it with and into Banner.  The agreement also calls for the merger of Siuslaw Bank with and into Banner Bank.  The combined company will have approximately $5.1 billion in assets and will be the fourth largest commercial bank headquartered in the Pacific Northwest, as ranked by assets.

“We are pleased to have Siuslaw Bank join the Banner Bank team,” stated Mark Grescovich, Banner’s President and Chief Executive Officer. “This transaction presents a unique opportunity for us to expand our presence in Oregon, including our entry into Eugene which is the second largest metropolitan market in the state.  The combination of our two organizations provides the opportunity to create revenue and cost synergies while offering Siuslaw customers a broader product offering, increased lending limits and an expanded branch delivery system that stretches throughout the Pacific Northwest.”

Johan Mehlum, Chairman and Chief Executive Officer of Siuslaw Financial Group, Inc., commented, “This combination allows us to partner with a strong community bank that is focused on providing great customer service, a deep commitment to the communities where it operates and an excellent environment for employees to perform and advance.  We are proud of our long history of developing lasting relationships with our clients and serving our market areas.  We look forward to working with the management team at Banner Bank to expand the scope of our products and services to even better serve Lane County residents and businesses.”

The Boards of Banner and Siuslaw unanimously approved the transaction, which is subject to approval by Siuslaw shareholders, regulatory approval and other customary conditions of closing.  The approximately 90% stock and 10% cash transaction provides for shareholders of Siuslaw to receive $1.41622 in cash plus 0.32231 of a share of Banner common stock in exchange for each share of Siuslaw common stock.  In connection with the transaction, the Siuslaw preferred stock will convert to Siuslaw common stock and the preferred shareholders will receive the same merger consideration as the other Siuslaw common shareholders. Based on the Banner closing price of $39.14 per share on August 7, 2014, the merger consideration would be $14.03 per Siuslaw share and the transaction would have an aggregate value of $57.5 million.  As of June 30, 2014, Siuslaw had tangible common equity of $37.9 million. Banner expects the transaction to be immediately accretive to earnings per share, excluding one-time transaction expenses.  Upon closing of the transaction, which is anticipated to take place in the latter part of the fourth quarter of 2014, Siuslaw will be merged into Banner and Siuslaw Bank will be merged into Banner Bank.

Banner was advised in the transaction by McAdams, Wright Ragen, Inc., as financial advisor, and Breyer & Associates PC and Silver, Freedman, Taff & Tiernan, L.L.P., as legal counsel.  Siuslaw was advised by Sandler O’Neill & Partners, L.P., as financial advisor, and Lane Powell, PC, as legal counsel.  Additional information is available on a slide presentation which is contained in Banner’s Form 8-K filed with the Securities and Exchange Commission on August 8, 2014 or on our website at http://investor.bannerbank.com/presentations.aspx?iid=1024098.

About Banner Corporation

Banner Corporation is a $4.7 billion in assets bank holding company operating two commercial banks in Washington, Oregon and Idaho. Banner serves the Pacific Northwest region through a network of 93 branch offices with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.bannerbank.com.

About Siuslaw Financial Group

Siuslaw Financial Group. Inc. is headquartered in Florence, Oregon and is the parent company of Siuslaw Bank, a state-chartered commercial bank and member of the Federal Reserve System, which was organized in 1964 and operates ten branch offices in Lane

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August 7, 2014

County, including a significant presence in the greater Eugene, Oregon market.  At June 30, 2014, Siuslaw Financial had $360 million in assets, $242 million in loans and $309 million in deposits.  For more information, visit Siuslaw's web site at www.siuslawbank.com.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made.  These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information.  By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.  Statements about the expected timing, completion and effects of the proposed merger and all other statements in this release other than historical facts constitute forward-looking statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) expected revenues, cost savings, synergies and other benefits from the proposed merger of Banner and Siuslaw might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (2)  the requisite shareholder and regulatory approvals for the Banner-Siuslaw merger might not be obtained; (3) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, which could necessitate additional provisions for loan losses, resulting both from loans originated and loans acquired from other financial institutions; (4) results of examinations by regulatory authorities, including the possibility that any such regulatory authority may, among other things, require increases in the allowance for loan losses or writing down of assets; (5) competitive pressures among depository institutions; (6) interest rate movements and their impact on customer behavior and net interest margin; (7) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (8) fluctuations in real estate values; (9) the ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place; (10) the ability to access cost-effective funding; (11) changes in financial markets; (12) changes in economic conditions in general and in Washington, Idaho and Oregon in particular; (13) the costs, effects and outcomes of litigation; (14) new legislation or regulatory changes, including but not limited to the Dodd-Frank Act and regulations adopted thereunder, changes in capital requirements pursuant to the Dodd-Frank Act and the implementation of the Basel III capital standards, other governmental initiatives affecting the financial services industry and changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (15) changes in accounting principles, policies or guidelines;  (16) future acquisitions by Banner of other depository institutions or lines of business; and (17) future goodwill impairment due to changes in Banner’s business, changes in market conditions, or other factors.

Banner does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Additional Information

Banner will file a registration statement on Form S-4 with the SEC in connection with the proposed transaction.  The registration statement will include a proxy statement of Siuslaw that also constitutes a prospectus of Banner, which will be sent to the shareholders of Siuslaw.  Shareholders are advised to read the proxy statement/prospectus when it becomes available because it will contain important information about Banner, Siuslaw and the proposed transaction.  When filed, this document and other documents relating to the merger can be obtained free of charge from the SEC’s website at www.sec.gov.  These documents also can be obtained free of charge by accessing Banner’s website at http://www.bannerbank.com/AboutUs/InvestorRelations/SecuritiesandExchangeCommission(SEC)Filings/Pages/default.aspx or by accessing Siuslaw’s website at http://www.siuslawbank.com/Investor-Relations.aspx.  Alternatively, these documents, when available, can be obtained free of charge from Banner upon written request to Banner Corporation, Attn: Investor Relations, 10 South First Avenue, Walla Walla, Washington 99362 or by calling (509) 527-3636, or from Siuslaw, upon written request to Siuslaw Financial Group, Inc., Attn: Investor Relations, P.O. Box 280, Florence, Oregon 97439 or by calling (541) 997-3486.

Banner Corporation and Siuslaw Financial Group, Inc., and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Siuslaw shareholders in connection with the merger.  Information about the directors

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and executive officers of Siuslaw and the interests of these participants may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available.

Contacts

Banner Corporation
Mark J. Grescovich
President & CEO
Lloyd W. Baker, CFO
(509) 527-3636

Siuslaw Financial Group
Johan Mehlum, Chairman & CEO
Lonnie Iholts, Secretary
(541) 997-3486